Lazarus Energy Holdings, LLC
801 Travis, Suite 2100
Houston, Texas 77002
(713)850-0513

June 10, 2012

Mr. Ivar Siem
Chairman
Blue Dolphin Energy Company
801 Travis, Suite 2100
Houston, Texas 77002

In Re:	Ingleside Refinery

Dear Mr. Siem:

Representatives of Lazarus Energy Holdings, LLC (LEH) and Blue Dolphin Energy Company (Blue Dolphin) have discussed the prospect of Blue Dolphin purchasing from LEH Lazarus Texas Refinery I, LLC, (“LTRI”) a Delaware Limited Liability company, comprised of land, equipment, pipelines and barge facility located in Ingleside, San Patricio County, Texas and commonly known as the InglesideRefinery (“Ingleside”).

Blue Dolphin has requested of LEH and LEH does hereby grant Blue Dolphin a 180 day exclusive option period to inspect and, if appropriate, negotiate a Purchase and Sale Agreement (PSA), which would contain mutually agreeable terms and provisions, as follows:

1.
Option Consideration: As consideration for the exclusive option period, simultaneously with the execution and delivery of this Letter Agreement, Blue Dolphin shall pay LEH the fully refundable sum of One Hundred Thousand Dollars ($100,000.00) cash.

2.	Financial Terms: The financial terms for Blue Dolphin’s acquisition of LTRIshall consists of cash and/or a note payable and provided as follows:

a.	Cash and assumption of all outstanding liabilities
b.	Reimbursement of all cost associated with the acquisition, refurbishment and environmental remediation of Ingleside by LTRI and LEH.
c.	LEH will credit the full amount of the Option Consideration towards the purchase price of LTRI by Blue Dolphin.

3.
Give Back: If LEH and Blue Dolphin are unable to negotiate and execute within the time referenced in paragraph 1. above, a mutually agreeable PSA, or if after the EPA has signed off on the remediation cleanup of Ingleside, there is a difference between the amount spent by LEH in cleaning up the Refinery and what Blue Dolphin is willing to pay to acquire the interests of LTRI,then LEH, with no extra consideration from Blue Dolphin, shall return to Blue Dolphin the Option Consideration.

Mr. Ivar Siem
June 10, 2012

4.
Superior Crude Gathering, Inc. Lease Agreement: Blue Dolphin acknowledges that Ingleside is subject to a Lease Agreement with Superior Crude Gathering, Inc. (“Superior”), the terms and provisions of which have been delivered to Blue Dolphin.  Any cash consideration that must be paid to Superior in connection with its termination of the Superior Lease Agreement would be payable by Blue Dolphin.

The foregoing sets forth the understanding of the parties as to the basis by which they are negotiating a PSA, with the understanding that the above provisions comprise negotiating points only and do not constitute a definitive obligation on the part of Blue Dolphin to purchase LTRI from LEH, but rather is merely a statement of intention and the terms and provisions that the parties will be discussing in an attempt to reach a mutual agreeable PSA.

If the foregoing correctly sets forth your understanding of the purpose of this Letter Agreement, then please sign duplicate originals in the space provided below and remit the Option Consideration to LEH.

Very truly yours,

LAZARUS ENERGY HOLDINGS, LLC

By:/s/ JONATHAN CARROLL
Jonathan Carroll

BLUE DOLPHIN ENERGY COMPANY

By:	/s/ IVAR SIEM
Ivar Siem, Chairman

By:	/s/ JONATHAN CARROLL
Jonathan Carroll, President